Exhibit 99

PepsiAmericas Reports Fourth Quarter and Full Year 2009 Results

MINNEAPOLIS--(BUSINESS WIRE)--February 12, 2010--PepsiAmericas, Inc. (NYSE: PAS) today reported full year 2009 net income of $181.2 million, or diluted earnings per share (EPS) of $1.46. Net income for the full year 2009 included various non-comparable items that in total decreased net income by $27.8 million, or EPS by $0.23, resulting in adjusted EPS of $1.69. Results were also negatively impacted by significant foreign currency movements, which reduced net income by $101 million, or EPS by $0.82. These results compare to full year 2008 reported net income of $226.4 million, or EPS of $1.78, which included non-comparable items and discontinued operations that in total reduced EPS by $0.17.

In the fourth quarter of 2009, PepsiAmericas reported net income of $34.6 million, or EPS of $0.28. Net income for the fourth quarter of 2009 included various non-comparable items which in total increased net income by $14.2 million, or EPS by $0.12. These non-comparable items included a $0.17 EPS gain from the termination of an interest rate swap. These results compare to reported net income in the prior year period of $37.8 million, or EPS of $0.30, which included a $0.04 net reduction related to non-comparable items.

Chairman and Chief Executive Officer Robert C. Pohlad said, "We began 2009 with a pragmatic view of the challenges and took actions to help mitigate the impacts. Importantly, we also continued to invest in capability and capacity to strengthen our position across our markets.

“We maintained good focus on working capital management to deliver cash flow of over $240 million, ahead of our expectations. Our full year results were impacted by significant currency headwinds, as well as global topline pressures that accelerated in the fourth quarter. To help offset these challenges, global productivity efforts drove over $40 million in cost savings while improving our operational and selling capabilities.

Pohlad continued, “It is this capability and productivity, along with strong cash flow, marketplace strength and the growth potential of our Central and Eastern European markets that, going forward, can add value to the Pepsi system.”

Full Year 2009 Worldwide Financial Highlights

While operating income decreased $92.3 million to $380.9 million, including non-comparable items that decreased operating income by $42.9 million and $125.3 million of foreign currency headwinds, strong global pricing and controlled costs drove operating income up $64.9 million or 14 percent on a comparable currency neutral basis. Foreign currency had a significant impact on full year 2009 results and decreased revenue by approximately 6 percentage points, decreased cost of goods sold and selling, delivery and administrative expenses (SD&A) by 4 percentage points each, and decreased operating income by 27 percentage points.

As a result of the company’s reporting calendar, fiscal year 2008 consisted of an additional week of operations impacting the U.S. and the Caribbean. The 53rd week in fiscal year 2008 contributed approximately 1 percentage point to the year over year decline in worldwide volume, net sales, cost of goods sold and SD&A and 1.5 percentage points to the operating profit decline. These impacts are excluded from the comparable figures presented below.

Additionally, the deconsolidation of the company’s Caribbean business related to its strategic joint venture with The Central America Beverage Corporation reduced worldwide volume and SD&A by approximately 2 percentage points each, decreased revenue and cost of goods sold by approximately 3 percentage points each and decreased operating income by 1 percentage point. These impacts are excluded from the comparable figures presented below.

  Reported revenue of $4.4 billion decreased 10 percent. Comparable currency neutral revenue was lower by 1 percent as a result of volume declines in both the U.S. and Central and Eastern Europe (CEE), partially offset by strong pricing across all geographies.
  Constant territory volume declined 7 percent. CEE volume declined 12.8 percent reflecting continued difficult economic conditions in the company’s emerging markets, particularly impacting its third-party distributor business in Romania and its export business in Ukraine. U.S. volume declined 3.6 percent reflecting a 10 percent decline in non-carbonated beverages, while carbonated soft drinks declined 2 percent.
  Cost of goods sold per unit was favorable to the prior year by 0.8 percent, driven by the impact of foreign currency. On a comparable currency neutral basis, cost of goods sold per unit increased 3.7 percent, reflecting increases in raw material costs partially offset by system efficiencies.
  SD&A was favorable to prior year by 9 percent. Comparable currency neutral SD&A decreased 3 percent reflecting the company’s productivity and cost control initiatives and lower fuel costs, as well as lower volume.
  The results included an increase in the company’s effective tax rate, which reflected the deconsolidation of the company’s Caribbean business and a change in the geographic mix of earnings and the associated varying statutory tax rates. The effective tax rate for fiscal year 2009 was 36 percent compared to 30.4 percent in the prior year.
  Full year net cash provided by operating activities of continuing operations was $308.6 million. The company delivered adjusted operating cash flow of $242.3 million as a result of its strong working capital management.

Fourth Quarter 2009 Worldwide Financial Highlights

Reported revenue of $968.3 million decreased 17 percent. Comparable currency neutral revenue was lower by 6 percent as a result of constant territory volume declines of 8.9 percent. Net pricing on a currency neutral basis increased 2.2 percent, which included a softer mix impact in the U.S. Operating income in the fourth quarter decreased $48.6 million to $42.5 million, due mainly to the negative impact of foreign currency headwinds, non-comparable items, as well as lower revenues and higher raw material costs in the company’s U.S. business. Foreign currency decreased revenue by approximately 2 percentage points, increased cost of goods sold by less than 1 percentage point, decreased SD&A by 1 percentage point, and negatively impacted operating income by $17.2 million. Non-comparable items had a $10.7 million negative impact on operating income compared to $5.8 million in the prior year period. The company’s continued focus on costs and productivity helped to partially offset the revenue declines in the quarter.

The lapping of the 53rd week in the prior year period, which contributed approximately 4 percentage points to the decline in worldwide volume, revenue, and cost of goods sold, 3 percentage points to the decrease in SD&A and 5 percentage points to the operating income decline, is excluded from the comparable figures presented above.

Additionally, the deconsolidation of the company’s Caribbean business, which reduced worldwide volume and revenue by approximately 5 percentage points each, lowered cost of goods sold by 7 percentage points, decreased SD&A by 4 percentage points and decreased operating income by 3 percentage points, is excluded from the comparable figures presented above.

The net income included in this release refers to the “net income attributable to PepsiAmericas, Inc.” line item on the Condensed Consolidated Statements of Income.

About PepsiAmericas
PepsiAmericas is the world's second-largest manufacturer, seller and distributor of PepsiCo beverages. With annual sales of $4.4 billion in 2009, PepsiAmericas serves territories with a population of more than 240 million in a significant portion of a 19-state region in the U.S.; Central and Eastern Europe, including Ukraine, Poland, Romania, Hungary, the Czech Republic and Slovakia; and through our joint venture, the Caribbean and Central America. For more information, please visit www.pepsiamericas.com.

Cautionary Statement
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect our expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the outcome of, or developments concerning, our pending merger with PepsiCo; competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation, including tax laws; cost and outcome of environmental claims; availability and cost of capital, including changes in our debt ratings; labor and employee benefit costs; unfavorable foreign currency rate fluctuations; cost and outcome of legal proceedings; integration of acquisitions; failure of information technology systems; and general economic, business, regulatory and political conditions in the countries and territories where we operate. For additional information on these and other risks and uncertainties that could cause our actual results to materially differ from those set forth herein, please see our SEC reports, including “Risk Factors” in our 2008 Annual Report on Form 10-K and “Risk Factors” in our Quarterly Report on Form 10-Q for the third quarter of 2009. We undertake no obligation to update any of the forward-looking statements set forth herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	Fourth Quarter		Fiscal Year

	2009	2008	2009	2008

Net sales	$968.3	$1,170.2	$4,421.3	$4,937.2
Cost of goods sold	601.8	701.4	2,654.4	2,955.6
Gross profit	366.5	468.8	1,766.9	1,981.6
Selling, delivery and administrative expenses	321.3	362.4	1,357.5	1,485.4
Intangible assets impairment	-	-	17.4	-
Special charges and adjustments	2.7	15.3	11.1	23.0
Operating income	42.5	91.1	380.9	473.2
Interest (income) expense	(9.6)	25.5	65.6	111.1
Loss from deconsolidation of business	-	-	25.8	-
Other expense, net	2.9	6.3	13.9	7.9
Income from continuing operations before income taxes and equity in net earnings (loss) of nonconsolidated companies	49.2	59.3	275.6	354.2
Income taxes	16.4	20.4	99.3	107.8
Equity in net earnings (loss) of nonconsolidated companies	1.4	(0.4)	1.4	(1.1)
Income from continuing operations	34.2	38.5	177.7	245.3
Loss from discontinued operations, net of tax	-	-	-	9.2
Net income	34.2	38.5	177.7	236.1
Less: Net (loss) income attributable to noncontrolling interests	(0.4)	0.7	(3.5)	9.7
Net income attributable to PepsiAmericas, Inc.	$34.6	$37.8	$181.2	$226.4

Weighted average common shares:
Basic	121.4	124.4	121.6	125.2
Incremental effect of stock options and awards	2.3	1.7	2.3	2.0
Diluted	123.7	126.1	123.9	127.2

Earnings per share attributable to PepsiAmericas, Inc. common shareholders:
Basic:
Income from continuing operations	$0.29	$0.30	$1.49	$1.88
Loss from discontinued operations	-	-	-	(0.07)
Total	$0.29	$0.30	$1.49	$1.81

Diluted:
Income from continuing operations	$0.28	$0.30	$1.46	$1.85
Loss from discontinued operations	-	-	-	(0.07)
Total	$0.28	$0.30	$1.46	$1.78

Cash dividends declared per share	$0.14	$0.135	$0.56	$0.54

Amounts attributable to PepsiAmericas, Inc. common shareholders:
Income from continuing operations	$34.6	$37.8	$181.2	$235.6
Loss from discontinued operations	-	-	-	9.2
Net income attributable to PepsiAmericas, Inc.	$34.6	$37.8	$181.2	$226.4

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	End of Fiscal	End of Fiscal
	Year	Year
	2009	2008
ASSETS:
Current assets:
Cash and cash equivalents	$193.9	$242.4
Receivables, net	413.8	305.5
Inventories	197.5	238.5
Other current assets	146.8	119.7
Total current assets	952.0	906.1

Property and equipment, net	1,276.6	1,355.7
Goodwill	2,181.8	2,244.6
Intangible assets, net	477.7	498.6
Other assets	204.6	49.1
Total assets	$5,092.7	$5,054.1

LIABILITIES AND EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt	$141.5	$525.0
Payables and other current liabilities	527.8	523.2
Total current liabilities	669.3	1,048.2

Long-term debt	1,990.8	1,642.3
Deferred income taxes	273.7	237.6
Other liabilities	228.6	295.0
Total liabilities	3,162.4	3,223.1

Equity:
PepsiAmericas, Inc. shareholders' equity:
Preferred stock	-	-
Common stock	1,295.9	1,296.9
Retained income	939.8	828.2
Accumulated other comprehensive loss	(160.9)	(200.8)
Treasury stock	(343.1)	(324.3)
Total PepsiAmericas, Inc. shareholders' equity	1,731.7	1,600.0
Noncontrolling interests	198.6	231.0
Total equity	1,930.3	1,831.0

Total liabilities and equity	$5,092.7	$5,054.1

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Fiscal Year
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$177.7	$236.1
Loss from discontinued operations	-	9.2
Income from continuing operations	177.7	245.3
Adjustments to reconcile to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	184.3	204.3
Deferred income taxes	19.0	(0.4)
Loss from deconsolidation of business, net of tax	23.0	-
Intangible assets impairment	17.4	-
Special charges and adjustments	11.1	23.0
Cash outlays related to special charges	(5.2)	(6.7)
Non-operating assets impairment	4.9	-
Loss from multi-employer pension plans	3.4	-
Marketable securities impairment	2.1	-
Gain on sale of non-core property	-	-
Pension contributions	(21.2)	(4.0)
Equity in net (earnings) loss of nonconsolidated companies	(1.4)	1.1
Excess tax benefits from share-based payment arrangements	(2.5)	(1.0)
Share-based compensation	26.9	13.6
Other	(9.0)	9.3
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Decrease in securitization receivables	(150.0)	-
Decrease (increase) in remaining receivables	8.4	(7.8)
Decrease in inventories	12.3	29.2
Increase in payables	8.2	7.8
Net change in other assets and liabilities	(0.8)	(13.1)
Net cash provided by operating activities of continuing operations	308.6	500.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(235.7)	(248.9)
Distribution rights acquired	(12.8)	-
Cash divested from deconsolidation of business	(7.1)	-
Acquisitions and investments in nonconsolidated companies, net of cash acquired	(0.3)	(1.0)
Proceeds from sales of property and equipment and investments	21.6	7.7
Net cash used in investing activities	(234.3)	(242.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	(229.3)	75.3
Proceeds from issuance of long-term debt	345.4	-
Repayment of long-term debt	(155.0)	(47.5)
Excess tax benefits from share-based payment arrangements	2.5	1.0
Contribution from noncontrolling interests	6.4	26.0
Issuance of common stock	7.5	3.1
Treasury stock purchases	(45.2)	(135.0)
Cash dividends	(52.4)	(85.0)
Net cash used in financing activities	(120.1)	(162.1)

Net operating cash flows used in discontinued operations	(2.2)	(9.4)
Effects of exchange rate changes on cash and cash equivalents	(0.5)	(34.2)
Change in cash and cash equivalents	(48.5)	52.7
Cash and cash equivalents as of beginning of fiscal year	242.4	189.7
Cash and cash equivalents as of end of fiscal year	$193.9	$242.4

Notes to condensed consolidated financial statements (unaudited):

1. Adoption of Accounting and Reporting Standards for Noncontrolling Interests: In the first quarter of fiscal year 2009, we adopted accounting and reporting standards for noncontrolling interests, previously called minority interest, that required noncontrolling interests be reported in the equity section of the Condensed Consolidated Balance Sheets but separate from PepsiAmericas, Inc. shareholders' equity for all periods presented. Additionally, a clear presentation of net income attributable to PepsiAmericas, Inc. and the noncontrolling interest is required to be reported on the face of the Condensed Consolidated Statements of Income for all periods presented.

2. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," included below is a reconciliation of certain non-GAAP financial measures compared to U.S. GAAP measures.

Non-GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, net income attributable to PepsiAmericas, Inc. and basic and diluted earnings per share attributable to PepsiAmericas, Inc. common shareholders. To calculate the adjusted comparisons, management has excluded the impairment of intangible assets, special charges relating to various restructuring initiatives and adjustments, fees associated with the pending merger with PepsiCo, Inc., impairment of non-operating assets, loss from multi-employer pension plans, unrealized losses (gains) on derivatives not designated as hedging instruments, loss from deconsolidation of businesses, impairment of marketable securities, gain from interest rate swap termination, and the impact of the 53rd week, which reflects the impact of an extra week of operations in fiscal year 2008 financial statements due to an accounting convention. Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involve special charges.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

Non-GAAP Adjusted Operating Cash Flow: Adjusted operating cash flow is the primary measure that management uses to monitor our cash flow performance, and therefore, management believes this information is useful to investors. We define adjusted operating cash flow as our cash generated from operating activities of continuing operations, plus proceeds from the sales of property and equipment, less the impact of accounts receivable securitization, capital investments and net operating cash flows used in discontinued operations. The costs of acquisitions and divestitures are excluded from the calculation.

Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparisons and operating cash flow are provided as supplemental information and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons and adjusted operating cash flow due to the subjective nature of items excluded by management in calculating adjusted comparisons and operating cash flow.

Notes to condensed consolidated financial statements (unaudited) - continued:

We have provided the tables below that summarize these adjustments that impact comparability of the periods presented:

	Fourth Quarter 2009		Fourth Quarter 2008
		Net Income		Net Income
	Operating	attributable	Operating	attributable
	Income	to PAS	Income	to PAS
(unaudited, in millions)
As reported	$42.5	$34.6	$91.1	$37.8
Items impacting comparability:
Special charges and adjustments	2.7	1.7	15.3	10.9
PepsiCo merger fees	2.1	1.3	-	-
Loss from multi-employer pension plans	3.4	2.1	-	-
Unrealized losses (gains) on derivatives	2.5	1.6	(0.6)	(0.4)
Gain from interest rate swap termination	-	(20.9)	-	-
Impact of 53rd week	-	-	(8.9)	(5.7)
Adjusted comparisons	$53.2	$20.4	$96.9	$42.6

Weighted average common shares:
Basic		121.4		124.4
Incremental effect of stock options and awards		2.3		1.7
Diluted		123.7		126.1

Earnings per share attributable to
PepsiAmericas, Inc. common shareholders:

Basic
As reported		$0.29		$0.30
As adjusted		$0.17		$0.34

Diluted
As reported		$0.28		$0.30
As adjusted		$0.16		$0.34

Notes to condensed consolidated financial statements (unaudited) - continued:

We have provided the tables below that summarize these adjustments that impact comparability of the periods presented:

	Fiscal Year 2009			Fiscal Year 2008
		Net Income			Net Income
		from			from
		Continuing			Continuing
		Operations	Net Income		Operations	Net Income
	Operating	attributable	attributable	Operating	attributable	attributable
	Income	to PAS	to PAS	Income	to PAS	to PAS
(unaudited, in millions)
As reported	$380.9	$181.2	$181.2	$473.2	$235.6	$226.4
Items impacting comparability:
Intangible assets impairment	17.4	7.9	7.9	-	-	-
Special charges and adjustments	11.1	7.4	7.4	23.0	18.0	18.0
PepsiCo merger fees	6.1	3.9	3.9	-	-	-
Non-operating assets impairment	4.9	3.1	3.1	-	-	-
Loss from multi-employer pension plans	3.4	2.1	2.1	-	-	-
Loss from deconsolidation of businesses	-	23.0	23.0	-	-	-
Marketable securities impairment	-	1.3	1.3	-	-	-
Gain from interest rate swap termination	-	(20.9)	(20.9)	-	-	-
Impact of 53rd week	-	-	-	(8.9)	(5.7)	(5.7)
Adjusted comparisons	$423.8	$209.0	$209.0	$487.3	$247.9	$238.7

Weighted average common shares:
Basic			121.6			125.2
Incremental effect of stock options and awards			2.3			2.0
Diluted			123.9			127.2

Earnings per share attributable to
PepsiAmericas, Inc. common shareholders:

Basic - As reported
Continuing operations			$1.49			$1.88
Discontinued operations			-			(0.07)
Total			$1.49			$1.81
Basic - As adjusted
Continuing operations			$1.72			$1.98
Discontinued operations			-			(0.07)
Total			$1.72			$1.91

Diluted - As reported
Continuing operations			$1.46			$1.85
Discontinued operations			-			(0.07)
Total			$1.46			$1.78
Diluted - As adjusted
Continuing operations			$1.69			$1.95
Discontinued operations			-			(0.07)
Total			$1.69			$1.88

Notes to condensed consolidated financial statements (unaudited) - continued:

Adjustments included in this earnings release were as follows:

Intangible asset impairment: In fiscal year 2009, we recorded a $17.4 million impairment charge ($7.9 million net of taxes and noncontrolling interests) on our Sandora and Sadochok brands. This non-cash charge resulted from our determination that the carrying amount of these indefinite life intangible assets exceeded their fair value.

Special charges and adjustments: In the fourth quarter and fiscal year 2009, we recorded special charges totaling $2.7 million and $11.1 million, respectively. In Central and Eastern Europe (CEE), we recorded special charges of $2.8 million and $9.8 million in the fourth quarter and fiscal year 2009, respectively, related to the restructuring of our Hungary operations, primarily for severance, fixed asset impairments and lease exit costs. We also recorded $1.3 million of special charges, net of recoveries, in the Caribbean and the U.S. related to restructuring costs in fiscal year 2009.

In the fourth quarter and fiscal year 2008, we recorded special charges and adjustments totaling $15.3 million and $23.0 million, respectively. We recorded special charges of $9.1 million and $16.8 million in the fourth quarter and fiscal year 2008, respectively. In the Caribbean, we recorded $3.1 million and $9.0 million of special charges in the fourth quarter and fiscal year 2008, respectively, which consisted of severance and impairment charges related to an intangible asset and fixed assets. As a result of various realignment initiatives in the fourth quarter and fiscal year 2008, we recorded special charges of $2.9 million and $4.1 million, respectively, in the U.S. and $0.7 million and $1.3 million, respectively, in CEE related to severance, fixed asset impairment and lease termination costs. We also recorded a legal contingency of $2.4 million in our CEE operations in the fourth quarter of fiscal year 2008.

In the fourth quarter of fiscal year 2008, we determined that we had improperly accounted for certain U.S. employee benefit obligations in prior years. Accordingly, we recorded an out-of-period accounting adjustment of $6.2 million to increase the benefit obligation as of the end of fiscal year 2008.

PepsiCo merger fees: We have entered into a merger agreement with PepsiCo, dated August 3, 2009, whereby PepsiAmericas will merge with and into a wholly owned subsidiary of PepsiCo, subject to the satisfaction or waiver of customary closing conditions, including the receipt of regulatory approval and approval of the transaction by our stockholders. In the fourth quarter and fiscal year 2009, we recorded $2.1 million and $6.1 million, respectively, of fees associated with the pending merger with PepsiCo in SD&A in our U.S. geographic segment. In connection with this merger transaction, we have retained certain external advisors and expect to incur aggregate fees in the range of $25 million to $30 million.

Non-operating assets impairment: In fiscal year 2009, we recorded a $4.9 million write-down of non-operating assets in the U.S. in SD&A.

Unrealized losses (gains) on derivatives: Unrealized losses (gains) on derivatives consists of the change in market value of derivative instruments that were not designated as hedging instruments. In the fourth quarter of fiscal year 2009, we recorded $2.5 million of unrealized losses on derivatives in the U.S. related to commodity contracts; $2.2 million was recorded in costs of goods sold and $0.3 million was recorded in SD&A. In the fourth quarter of fiscal year 2008, we recorded $0.6 million of unrealized gains on derivatives in the U.S. related to commodity contracts; $0.1 million loss was recorded in costs of goods sold and $0.7 million gain was recorded in SD&A.

Loss from multi-employer pension plans: During the fourth quarter of 2009, we recorded a $3.4 million loss related to our decision to exit a multi-employer pension plan in the U.S. in SD&A.

Loss from deconsolidation of business: On July 3, 2009, we formed a strategic joint venture with The Central America Beverage Corporation (CABCORP) to combine PepsiAmericas’ Caribbean operations, excluding the Bahamas, with CABCORP’s Central American operations. Upon execution of the joint venture agreement, we deconsolidated our Caribbean business resulting in a non-cash loss of $25.8 million ($23.0 million net of taxes). This loss included the recognition of deferred losses associated with cumulative translation adjustments of $19.2 million and unrecognized pension losses of $6.5 million, which were previously included in accumulated other comprehensive loss.

Marketable securities impairment: In fiscal year 2009, we recorded an other-than-temporary loss of $2.1 million ($1.3 million net of taxes) to write-off an equity security, Northfield Laboratories, Inc., that was classified as available-for-sale on our Condensed Consolidated Balance Sheet. The loss was recorded in other expense, net.

Gain from interest rate swap termination: In the fourth quarter of fiscal year 2009, we recognized a gain of $33.0 million ($20.9 million net of taxes) from the termination of an interest rate swap based on our determination that interest payments associated with a forecasted debt issuance for which the interest rate swap was designated was probable not to occur. The gain was recorded in interest (income) expense.

Impact of 53rd Week: Our fiscal year ends on the Saturday closest to December 31 and, as a result, an additional week is added every five to six years. Fiscal year 2009 consisted of 52 weeks ending on January 2, 2010. Fiscal year 2008 consisted of 53 weeks ending on January 3, 2009. Our CEE operations are based on a calendar year ending December 31 and, therefore, are not impacted by the 53rd week. Various estimates and assumptions were made to quantify the impact of the additional week of operations. We estimated that the 53rd week impacted quarter and fiscal year 2008 results as follows:

	53rd Week Impact
	U.S.	Caribbean	Worldwide
Net sales	$48.5	$4.2	$52.7
Cost of goods sold	28.4	3.2	31.6
Selling, delivery and administrative expenses	11.3	0.9	12.2
Operating income	8.8	0.1	8.9
Net income attributable to PepsiAmericas, Inc.	-	-	5.7

Notes to condensed consolidated financial statements (unaudited) - continued:

We have provided the table below that summarizes the adjustments to the most comparable U.S. GAAP measurement:

	Fiscal Year
(unaudited, in millions)	2009	2008
Net cash provided by operating activities of continuing operations	$308.6	$500.6
Accounts receivable securitization	150.0	-
Capital investments	(235.7)	(248.9)
Proceeds from the sale of property and equipment	21.6	7.5
Net operating cash flows used in discontinued operations	(2.2)	(9.4)
Adjusted operating cash flow	$242.3	$249.8

Included in adjusted operating cash flow for fiscal year 2009 were $5.3 million of fees incurred related to our pending merger with PepsiCo, Inc.

Included in adjusted operating cash flow for fiscal year 2008 was the benefit of an additional week of operating results and related cash flow.

Adjusted operating cash flow in any one year may be affected by investment initiatives or by the timing of routine cash receipts and disbursements.

Notes to condensed consolidated financial statements (unaudited) - continued:

Cause of Change Tables
	Fiscal Year 2009 compared to Fiscal Year 2008
	U.S.	CEE	Caribbean	Worldwide
Volume Change
Constant territory volume	(3.6%)	(12.8%)	(15.9%)	(7.0%)
Impact of 53rd week	(1.4%)	-	-	(0.9%)
Deconsolidation of Caribbean*	-	-	(42.3%)	(2.2%)
Change in reported volume	(5.0%)	(12.8%)	(58.2%)	(10.1%)
Net Sales Change
Volume impact**	(3.1%)	(11.8%)	(13.8%)	(6.1%)
Net price per case, excluding impact of foreign currency	4.1%	7.7%	7.0%	5.6%
Impact of foreign currency	-	(21.5%)	(7.4%)	(5.9%)
Impact of 53rd week	(1.4%)	-	-	(1.0%)
Deconsolidation of Caribbean*	-	-	(43.5%)	(2.6%)
Non-core	(0.3%)	(1.8%)	(1.4%)	(0.4%)
Change in reported net sales	(0.7%)	(27.4%)	(59.1%)	(10.4%)
Cost of Goods Sold Change
Volume impact**	(3.0%)	(11.6%)	(13.9%)	(5.9%)
Cost per case, excluding impact of foreign currency	4.6%	-	6.7%	3.7%
Impact of foreign currency	-	(12.3%)	(7.7%)	(3.5%)
Impact of 53rd week	(1.4%)	-	-	(1.0%)
Deconsolidation of Caribbean*	-	-	(42.8%)	(3.2%)
Non-core	(0.5%)	(0.8%)	(1.5%)	(0.3%)
Change in reported cost of goods sold	(0.3%)	(24.7%)	(59.2%)	(10.2%)
SD&A Expense Change
Cost impact, excluding impact of foreign currency	(1.8%)	(7.0%)	(6.7%)	(3.2%)
Impact of foreign currency	-	(14.8%)	(8.1%)	(3.8%)
Impact of 53rd week	(1.1%)	-	-	(0.8%)
Deconsolidation of Caribbean*	-	-	(42.4%)	(1.8%)
Other non-comparable items***	1.4%	-	-	1.0%
Change in reported SD&A expense	(1.5%)	(21.8%)	(57.2%)	(8.6%)
Operating Income Change
Operating results, excluding impact of foreign currency	6.2%	30.5%	37.5%	13.5%
Impact of foreign currency	-	(86.2%)	75.0%	(26.6%)
Impact of 53rd week	(2.8%)	-	-	(1.5%)
Deconsolidation of Caribbean*	-	-	(145.6%)	(0.6%)
Other non-comparable items***	(1.2%)	(16.1%)	111.9%	(4.3%)
Change in reported operating income	2.2%	(71.8%)	78.8%	(19.5%)
*	The amounts in this table represent the impact of excluding the operating results for the Caribbean business in the third and fourth quarters of fiscal year 2008.

**	The amounts in this table represent the dollar impact on net sales and cost of goods sold due to changes in volume and are not intended to equal the absolute change in volume.

***	Other non-comparable items in SD&A expense include PepsiCo merger fees, loss from multi-employer pension plans and non-operating assets impairment. Other non-comparable items in operating income include intangible assets impairment, special charges and adjustments, PepsiCo merger fees, non-operating assets impairment and loss from multi-employer pension plans.

CONTACT:
PepsiAmericas, Inc.
Investor Relations:
Sara Zawoyski, 612-661-3830
or
Media Relations:
Mary Viola, 847-598-2870